Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Medpace Holdings, Inc. of the Registration Statement (No. 333-            ) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Medpace Holdings, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 24, 2016

Brian T. Carley

/s/ Brian T. Carley
Signature